                                                                EXHIBIT 99(b)(1)


MORGAN GUARANTY TRUST
 COMPANY OF NEW YORK
60 Wall Street
New York, New York  10260

J.P. MORGAN SECURITIES INC.
60 Wall Street
New York, New York  10260

CHEMICAL BANK
270 Park Avenue
New York, New York  10017

CHEMICAL SECURITIES INC.
270 Park Avenue
New York, New York  10017

CREDIT SUISSE
12 East 49th Street
New York, New York  10017


                                             November 6, 1995



                               COMMITMENT LETTER


Praxair, Inc.
39 Old Ridgebury Road
Danbury, CT  06810-5113

Attention:  James Sawyer, Vice President and Treasurer

Ladies and Gentlemen:

     You have advised us that you intend to acquire CBI Industries, Inc. pursuant to a tender offer and merger or a merger (the "Acquisition"). We understand that you will require up to $3,000,000,000 of senior bank debt facilities (the "Credit Facility"), of which approximately one half will be used to finance the purchase of CBI Industries, Inc. common stock, approximately $1.0 billion will be used the refinance existing indebtedness of CBI

Industries, Inc. and Praxair, Inc. ("Praxair") and the balance will be used to pay related fees and expenses and for general corporate purposes. You have requested us to arrange the Credit Facility.

     J.P. Morgan Securities Inc. (the "Arranger" or "JPMSI"), Chemical Securities Inc. and Credit Suisse (the "Co-Arrangers" and, together with the Arranger, collectively the "Arrangers") are pleased to advise you that they are willing to use their best efforts to arrange a syndicate of financial institutions (the "Lenders") to provide the Credit Facility. In addition, Morgan Guaranty Trust Company of New York ("Morgan"), Chemical Bank ("Chemical") and Credit Suisse are each willing to commit to provide up to $500,000,000 for a total of $1,500,000,000 of the Credit Facility.

     Attached to this letter is a Summary of Terms and Conditions (the "Term Sheet") setting forth the principal terms and conditions on and subject to which each of Morgan, Chemical and Credit Suisse is willing to make its portion of the Credit Facility available.

     It is agreed that Morgan will act as the Documentation Agent for the Credit Facility and that Chemical will act as Administrative Agent and Auction Agent. All aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the tiering and allocations of the commitments among the Lenders and the amount, timing and distribution of fees among the Lenders shall, in each case, be subject to mutual agreement of the Arrangers and Praxair.

     You agree to assist the Arrangers in forming any such syndicate and to provide the Arrangers and the Lenders, promptly upon request, with all information deemed reasonably necessary by them to complete successfully the syndication, including, but not limited to an information package for delivery to potential syndicate members and participants. You agree to refrain from any other financings during the syndication process unless otherwise agreed by the Arrangers. You further agree to make your officers and representatives available to participate in information meetings for potential syndicate members at such times and places as Morgan or JPMSI may reasonable request.

     You represent and warrant and covenant that no written information and no information (written or otherwise) given at information meetings for potential syndicate members (collectively, the "Information") which has been or is hereafter furnished by or on behalf of Praxair to any of the Arrangers or the Lenders in connection with the transaction contemplated hereby contained (or, in the case of Information furnished after the date hereof, will contain) as of the time it was furnished (or is furnished) any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were (or will be) made, not misleading; provided, that the foregoing
                                        --------
representation and warranty is made only to the best of your knowledge in the case of Information relating to CBI Industries, Inc. and its subsidiaries, which knowledge is based upon public disclosure by CBI Industries, Inc.; and provided,
                                                                       --------
further, that, with respect to Information consisting of statements, estimates
-------
and projections regarding the future performance of Praxair and CBI Industries, Inc. and their respective subsidiaries (collectively, the "Projections"), no representation or warranty is made other than that the Projections have been (or will be ) prepared in good faith utilizing due and careful consideration and the best information available to Praxair at the time of preparation thereof. You agree to supplement the Information and the Projections from time to time as appropriate, so that the representations and warranties in the preceding sentence remain correct. In arranging and syndicating the Credit Facility, the Arrangers will use and rely on the Information and the Projections without independent verification thereof. Your obligations under this paragraph shall terminate on the date on which the definitive documentation with respect to the Credit Facility becomes effective.

     Each of Morgan's, Chemical's and Credit Suisse's commitment hereunder is subject to the conditions that (a) after the date hereof there shall not have occurred (i) any material adverse change in the business, financial position or results of operations of Praxair and its consolidated subsidiaries, taken as a whole, or CBI Industries, Inc. and its consolidated subsidiaries, taken as a whole, (ii) any change in the terms and conditions of the Acquisition from those set forth in the Offer to Purchase dated November 3, 1995 that is materially adverse to the interests of such Lender as determined by it in good faith or
(iii) any material change in or material disruption of financing, bank syndication or capital market conditions that in the good faith opinion of the Arrangers could materially and adversely affect the syndication of the Credit Facility and (b) all documents and materials publicly filed with respect to the Acquisition shall be reasonably acceptable to it. In addition, each of Morgan's, Chemical's and Credit Suisse's commitment is subject to the negotiation, execution and delivery prior to March 1, 1996 of definitive documentation with respect to the Credit Facility satisfactory in form and substance to such Lender and its counsel. Such documentation shall contain the terms and conditions set forth in the Term Sheet and such other indemnities, covenants, representations and warranties, events of default, conditions precedent and other terms and conditions (which in each case shall not be inconsistent with the Term Sheet) as shall be satisfactory in all respects to Morgan, Chemical and Credit Suisse and you. Matters which are not covered by the provisions of this letter and the Term Sheet are subject to the approval of Morgan, Chemical, Credit Suisse and you.

     You agree to pay all reasonable out-of-pocket expenses of the Arrangers and Morgan associated with the syndication of definitive financing agreements (including the reasonable fees and disbursements and other reasonable charges of counsel for each of them). You agree to indemnify and hold harmless each of the Arrangers and Morgan, Chemical and Credit Suisse and each director, officer, employee, affiliate and agent thereof (each, an "indemnified person") against, and to reimburse each indemnified person, upon its demand, for, any losses, claims, damages, liabilities or other expenses ("Losses") to which such indemnified person may become subject insofar as such Losses arise out of or in any way relate to or result from the Acquisition, this letter or the financing contemplated hereby, including, without limitation, Losses consisting of legal or other expenses incurred in connection with investigating, defending or participating in any legal proceeding relating to any of the foregoing (whether or not such indemnified person is a party thereto); provided that the foregoing
                                                    --------
will not apply to any Losses to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified person. Your obligations under this paragraph shall remain effective whether or not definitive financing documentation is executed and notwithstanding any termination of this letter.
No
indemnified person shall be responsible or liable to any other person for consequential damages which may be alleged as a result of this letter or the financing contemplated hereby.

     If any litigation or proceeding is brought against any indemnified person in respect of which indemnification may be sought against Praxair pursuant to the preceding paragraph, such indemnified person shall promptly notify Praxair in writing of the commencement of such litigation or proceeding, but the failure to so notify Praxair shall relieve Praxair from any liability which it may have hereunder only if, and to the extent that, such failure results in the forfeiture by Praxair of substantial rights and defenses, and will not in any event relieve Praxair from any other obligation or liability that it may have to any indemnified person. If any such litigation or proceeding shall be brought against any indemnified person and such indemnified person shall notify Praxair in writing of the commencement of such litigation or proceeding, Praxair shall be entitled to participate in such litigation or proceeding, and, after written notice from Praxair to such indemnified person, to assume the defense of such litigation or proceeding with counsel of its choice at its expense; provided, however, that such counsel shall be satisfactory to the indemnified person in the exercise of its reasonable judgment and that Praxair shall have confirmed that it will indemnify such person without reservation with respect to any claims in respect of which Praxair has assumed the defense (it being understood that if additional claims are brought in respect of which Praxair does not wish to provide such indemnification, it will cease to assume the defense of the related litigation or proceeding). Notwithstanding the election of Praxair to assume the defense of such litigation or proceeding, such indemnified person shall have the right to employ separate counsel and to assume the defense of such litigation or proceeding, and Praxair shall bear the reasonable expense of such separate counsel and shall pay such fees, costs and expenses at least quarterly (provided that with respect to any single litigation or proceeding or with respect to several litigations or proceedings involving substantially similar legal claims, Praxair shall not be required to bear the fees, costs and expenses of more than one such counsel for such person) if (i) in the reasonable judgment of such indemnified person the use of counsel chosen by Praxair to represent such indemnified person would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation or proceeding include both an indemnified person and Praxair, and such indemnified person shall have reasonably concluded that there may be legal defenses available to it or to other indemnified persons which are different from or additional to those available to Praxair, (iii) Praxair shall not have employed counsel satisfactory to such indemnified person, in the exercise of the indemnified person's reasonable judgment, to represent such indemnified person within a reasonable time after notice of the institution of such litigation or proceeding or (iv) Praxair shall authorize in writing such indemnified person to employ separate counsel at the expense of Praxair. In any action or proceeding the defense of which Praxair assumes and as to which the indemnified party has not retained its own separate counsel as provided above, Praxair shall be entitled to settle the same on behalf of the indemnified party and without the prior consent of such indemnified party if such settlement of the claim or claims against the indemnified party involves only the payment of money and such payment is made by Praxair.

     The provisions of this letter are supplemented as set forth in separate fee letters dated the date hereof from us to you (the "Fee Letters") and are subject to the terms of such Fee Letters. The Arrangers, Morgan, Chemical and Credit Suisse and you agree that this letter and the Fee Letters supersede any previous letter agreements entered into by any of the parties hereto with respect to the financing contemplated hereby (other than any confidentiality agreements) and set forth the entire understanding of the parties with respect thereto. Neither this letter nor the Fee Letters may be changed except pursuant to a writing signed by each of the parties thereto. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     This letter is delivered to you on the understanding that neither this letter nor any of its terms (other than the amount of the Credit Facility) or substance shall be disclosed, directly or indirectly, to any other person except
(a) to your employees, directors, agents and advisers who are directly involved in the consideration of this matter, (b) to CBI Industries, Inc. and its employees, directors, agents and advisers or (c) as disclosure may be compelled in a judicial or administrative proceeding or as otherwise required by law. All descriptions of and references to the Credit Facility contained in any filing with a governmental authority or in any press release, advertisement or other public disclosure shall be subject to the prior approval, not to be unreasonably withheld or delayed, of the Arrangers and you. The Arrangers consent to the filing of this letter and the Term Sheet with the Securities and Exchange Commission as an exhibit to the Schedule 14D-1 (as amended) filed by you in connection with the Acquisition.

     If you are in agreement with the foregoing, please sign and return to Morgan the enclosed copies of this letter and the Fee Letters no later that 5:00 p.m., New York time, on November 7, 1995. This offer shall terminate at such time unless prior thereto we shall have received signed copies of such letters.

     We look forward to working with you on this transaction.



                                   MORGAN GUARANTY TRUST COMPANY
                                   OF NEW YORK


                                   By: ___________________________________
                                    Title:



                                   J.P. MORGAN SECURITIES INC.


                                   By: ___________________________________
                                    Title:

                                   CHEMICAL BANK


                                   By: ___________________________________
                                    Title:



                                   CHEMICAL SECURITIES INC.


                                   By: ___________________________________
                                    Title:



                                   CREDIT SUISSE


                                   By: ___________________________________
                                    Title:



Accepted and agreed to as of the date first above written:


PRAXAIR, INC.


By: ______________________________
 Title:

               SUMMARY OF TERMS AND CONDITIONS FOR PRAXAIR, INC.



BORROWER:                  Praxair, Inc.

AMOUNT:                    $3,000,000,000

PURPOSE:                   To finance the acquisition of CBI Industries, Inc.
                           ("CBI"), and for general corporate purposes.

ARRANGER:                  J.P. Morgan Securities Inc.

CO-ARRANGERS:              Chemical Securities Inc.
                           Credit Suisse

DOCUMENTATION AGENT:       Morgan Guaranty Trust Company of New York
                           ("Morgan")

ADMINISTRATIVE AND
AUCTION AGENT:             Chemical Bank ("Chemical")

CO-SYNDICATION AGENTS:     J.P. Morgan Securities Inc.
                           Chemical Securities Inc.
                           Credit Suisse

INITIAL COMMITMENT:        Morgan         $  500,000,000
                           Chemical       $  500,000,000
                           Credit Suisse  $  500,000,000

LENDERS:                   Syndicate of lenders acceptable to the Borrower.

FACILITY DESCRIPTION:      A reducing revolving credit facility with a final
                           maturity of five years from the Closing Date. The amount of commitments (the "Maximum Commitment
                           Amount") available (subject to reduction as set forth under Termination or Reductions of Commitments below) will be as follows:

                                Period                          Amount
                                ------                          ------

                          two years from Closing             $3,000,000,000
                              third year                     $2,700,000,000
                              fourth year                    $2,300,000,000
                              fifth year                     $1,900,000,000

                           The amount by which commitments are reduced at the end of each period pursuant to the above schedule is referred to as the "Minimum Commitment Reduction". At the end of the fifth year, commitments shall be reduced to zero; the amount of that reduction is referred to as the "Final Commitment Reduction". Commitments will terminate in their entirety if the conditions precedent to the initial borrowing have not been satisfied by April 1, 1996.

BORROWING OPTIONS:         LIBOR, CD, Base Rate, and Money Market.  Alternative
                           Currency Advances on an "as offered" basis, as described below.

                           Base Rate means the higher of Agent's publicly announced reference rate or the federal funds rate + 0.50%.

MONEY MARKET OPTION
DESCRIPTION:               The Borrower may request the Auction Agent to solicit
                           competitive bids from the Banks at a margin over LIBOR or at an absolute rate. Each Bank will bid at its own discretion for amounts up to the total amount of commitments and the Borrower will be under no obligation to accept any of the bids. Any Money
                           Market advance made by a Bank shall be deemed usage of the facility for the purpose of utilization fees and availability. However, each Bank's advance shall not reduce such Bank's obligation to lend its pro rata share of the remaining undrawn commitment.

                           Bid Selection Mechanism: The Borrower will determine
                           -----------------------
                           the aggregate amount of bids, if any, it will accept. Bids will be accepted in order of the lowest to the highest rates ("Bid Rates"). If two or more Banks bid at the same Bid Rate and the amount of such bids accepted is less than the aggregate amount of such bids, then the amount to be borrowed at such Bid Rate will be allocated among such Banks in proportion to the amount for which each Bank bid at such Bid Rate. If the bids are either unacceptably high to the Borrower or are insufficient in amount, the Borrower may cancel the auction.

ALTERNATIVE CURRENCY
ADVANCES:                  The Borrower will have the right to request quotes
                           for Alternative Currency Advances from any or all of the Banks, provided that the outstanding principal amount of Alternative Currency Advances does not exceed the U.S. Dollar equivalent of $200,000,000 at the time of borrowing. Each Bank may bid at its own discretion.
                           Any Alternative Currency Advances made by a Bank will be deemed usage under the facility for the purposes of utilization fees and availability. However, each Bank's advance shall not reduce such Bank's obligation to lend its pro rata share of the remaining undrawn commitment.

PRICING: Pricing on the commitments and loans will vary according to the Pricing Level commensurate with credit quality as per the attached Pricing Grid.

FACILITY FEE:              A per annum fee calculated on a 360 day basis payable
                           on each Bank's commitment irrespective of usage, quarterly in arrears and on termination of the facility. See attached Pricing Grid.

REFERENCE LENDERS:         Three Banks representative of the lender group.

INTEREST PAYMENTS:         At the end of each applicable Interest Period or
                           quarterly, if earlier.

INTEREST PERIODS:          Syndicated Borrowings:
                           ---------------------
                           Base Rate - 30 days.
                           LIBOR Loans - 1, 2, 3, or 6 months.
                           CD Loans - 30, 60, 90, or 180 days.

                           Non-Syndicated Borrowings:
                           -------------------------
                           Money Market LIBOR Loans - minimum 1 month.
                           Money Market Absolute Rate Loans - minimum 7 days. Alternative Currency Advances as arranged between the Borrower and the Banks.

DRAWDOWNS:                 Minimum amounts of $25 million with additional
                           increments of $1 million for Syndicated Borrowings.
                           Minimum amounts of $10 million for Non-Syndicated
                           Borrowings. Drawdowns are at the Borrower's option with same day notice for Base Rate Loans, one business day's notice for Money Market Absolute Rate and CD Loans, three business days' notice for LIBOR
                           Loans, and four business days' notice for Money
                           Market LIBOR Loans. Alternative Currency Advances as arranged between the Borrower and the Banks.

PREPAYMENTS:               Base Rate Loans may be prepaid at any time on one
                           business day's notice. LIBOR and CD loans may be prepaid subject to the payment of funding losses.
                           Money Market Loans may not be prepaid before the end of an

                           Interest Period. Alternative Currency Advances as arranged between the Borrower and the Banks.

TERMINATION OR REDUCTIONS OF
COMMITMENTS:               As long as the commitments exceed $1,500,000,000, in
                           addition to the reductions described under Facility
                           Description above, they will be reduced as follows:

                           (a) By amounts equal to 75% of all net cash proceeds received from the sale of any of CBI's businesses (including, without limitation, its contracting services business and terminals and investments business) and any other business that the Borrower disposes of for regulatory reasons; and

                           (b) By amounts equal to 75% of all net cash proceeds from the incurrence of Funded Debt for borrowed money (other than Debt hereunder) and the issuance of equity securities by the Borrower (other than to its employees up to an annual amount to be agreed).

                           "Funded Debt" will be defined as Debt which matures more than three years after the incurrence thereof or is extendible, renewable or refundable, at the option of the obligor, to a date more than three years after the incurrence thereof (including the current portion thereof); provided that Funded Debt shall not include
                                     --------
                           Debt with a principal or face amount of less than $15 million to the extent that the aggregate principal and face amount of such Debt incurred after the Closing Date does not exceed $50 million.

                           The Borrower may terminate the unused commitments by at least $25 million at any time on three business day's notice.

                           All commitment reductions pursuant to this section will be applied first to reduce the amount of the remaining Minimum Commitment Reductions (if any) in chronological order, and then to reduce the Final Commitment Reduction.

REPRESENTATIONS AND
WARRANTIES:                To include:
                            1. Corporate existence.
                            2. Corporate and governmental authorization; no
                               contravention; binding effect.
                            3. Financial information.
                            4. No material adverse change.
                            5. Environmental matters.
                            6. Compliance with ERISA.

                            7. No material litigation.
                            8. Existence, incorporation, etc. of subsidiaries.
                            9. Not an Investment Company.
                           10. Full disclosure.
                           11. Any additional representations and warranties
                               appropriate in light of the acquisition of CBI and reasonable in the context of a public tender offer.


CONDITIONS TO BORROWING:   To include:

                           1. Absence of default.
                           2. Accuracy of representations and warranties except,
                              in the case of refunding borrowings, the representation as to no material adverse change or material litigation.
                           3. Negotiation and execution of satisfactory closing
                              documentation.
                           4. Appropriate conditions relating to the acquisition
                              of CBI and reasonable in the context of a public tender offer, including, without limitation, fulfillment of conditions to acceptance of tendered shares.
                           5. The amount of the commitments under the Credit
                              Facility shall be sufficient to finance the consummation of the acquisition of CBI and the refinancing of the Debt contemplated to be repaid as a result of such acquisition and to provide adequate liquidity for the Borrower.

COVENANTS:                 To include, subject to modification (i) to the extent
                           appropriate in light of the acquisition of CBI and
                           (ii) to comply with margin regulations:

                           1. Information.
                           2. Maintenance of property; insurance coverage.
                           3. Restricted Subsidiaries will be defined as all
                              domestic consolidated subsidiaries (except Altair Inc., Genex Inc. and Gas Tech Inc.) and Praxair Canada Inc.
                           4. Negative pledge applies to Debt of the Borrower
                              and Restricted Subsidiaries with certain exceptions, including (i) outstanding Debt (other than Debt of CBI and its subsidiaries) in an aggregate principal amount not exceeding $75,000,000 and outstanding Debt of CBI and its subsidiaries in an aggregate principal amount to be mutually agreed, and (ii) Debt not otherwise permitted to be secured in an aggregate principal amount not exceeding $300,000,000

                           5. Subsidiary debt limitation applied to Restricted
                              Subsidiaries with the following exceptions:
                              (a) Intercompany Debt;
                              (b) Debt of Praxair Canada Inc., the proceeds of
                                  which are used to finance (i) the Kelvin
                                  Finance Company (a 100% indirectly owned Irish subsidiary) or (ii) the acquisition of the Canadian assets of CBI (provided that the aggregate principal amount of Debt incurred to finance the CBI Canada acquisition shall not exceed $100,000,000; an amount equal to the proceeds of such Debt shall be received by Praxair, Inc.; and the commitments under this credit facility shall be reduced automatically by the amount of any such Debt);
                              (c) Debt of subsidiaries existing at the time they
                                  become Restricted Subsidiaries, and
                                  refinancings thereof; and
                              (d) Other Debt up to $300,000,000.
                           6. Consolidations, mergers and sale of assets.
                           7. Use of proceeds.
                           8. Financial Covenants as defined in the current
                              Credit Agreement to include:

                           MINIMUM BOOK NET WORTH shall not be less than $830,000,000 plus the book value of equity used as consideration in the acquisition of CBI plus 50% of net income and 50% of equity proceeds. The required level will be reduced by any future restructuring charges up to a maximum of $150,000,000 for charges relating to CBI and its subsidiaries and $75,000,000 for other restructuring charges.

                           The calculation of the Borrower's book net worth will exclude any book loss associated with the sale of CBI's contracting services business and terminals and investments business.

                           TOTAL DEBT/BOOK NET WORTH shall not exceed:
                           3.6 to 1 from the Closing Date until 12/31/96;
                           3.2 to 1 from 12/31/96 until 12/31/97;
                           2.8 to 1 from 12/31/97 until the Termination Date.

                           INTEREST COVERAGE shall not be less than:
                           1.7 to 1 from the Closing Date until 12/31/97;
                           2.0 to 1 from 12/31/97 until the Termination Date.

                           Future restructuring charges up to a maximum of $150,000,000 for charges relating to CBI and its subsidiaries and $75,000,000 for other restructuring charges will be excluded from the calculation.

EVENTS OF DEFAULT:         To include:
                           1. Failure to pay any principal under the Credit
                              Agreement within two days of when due or interest or fees within five days of when due.
                           2. Failure to meet covenants (with 20 day grace,
                              where appropriate).
                           3. Representations or warranties false in any
                              materially adverse respect when made.
                           4. Cross default to Material Debt (defined as
                              $50,000,000) of the Borrower and its Subsidiaries (other than Debt of CBI and its Subsidiaries, not to exceed an aggregate principal amount to be agreed, which becomes due and payable as a result of, and is paid within a period to be agreed after, the acquisition of CBI) which is triggered by an event which permits or, with the giving of notice or lapse of time (or both), would permit the holder to accelerate its debt or terminate its commitment.
                           5. Change of ownership or control.
                           6. Bankruptcy and insolvency defaults with respect to
                              the Borrower and Material Subsidiaries (defined as subsidiaries having assets greater than $150,000,000).
                           7. Other defaults including ERISA and judgment
                              default.

INCREASED COSTS/CHANGE OF
CIRCUMSTANCES:             The credit agreement will contain customary
                           provisions protecting the Banks in the event of unavailability of funding, illegality, increased costs and funding losses and new capital adequacy requirements.

INDEMNIFICATION:           The Borrower will indemnify the Banks against all
                           losses, liabilities, claims, damages, or expenses in connection with proceedings relating to the Credit
                           Agreement and the Borrower's use of loan proceeds, including but not limited to reasonable attorneys' fees and settlement costs (except such as result from the indemnitee's gross negligence or willful misconduct).

TRANSFERS AND
PARTICIPATIONS:            Banks will have the right to transfer or sell
                           participations in their loans or commitments with the transferability of voting rights limited to changes in principal, rate, fees and term. Assignments, in minimum amounts of $10,000,000
                           (or all of a Bank's loans and commitments) will be allowed with the consent of the Borrower, not to be unreasonably withheld, and notification to the Administrative Agent. Assignments to affiliates or to Banks do not require prior consent of the Borrower.

EXPENSES:                  Borrower will pay all reasonable legal and other out-
                           of-pocket expenses of the Documentation Agent and the Administrative and Auction Agent (collectively, the
                           "Agents") related to this transaction and any subsequent amendments or waivers, including the reasonable fees and expenses of Davis Polk &
                           Wardwell, special counsel to the Agents.

GOVERNING LAW:             State of New York.

                         PRICING GRID FOR PRAXAIR, INC.

                            (basis points per annum)

              PRICING LEVEL      LEVEL I           LEVEL II         LEVEL III          LEVEL IV          LEVEL V         LEVEL VI

Basis for Pricing:           If the            If the            If the            If the            If the            If no other
                             Borrower's        Borrower's        Borrower's        Borrower's        Borrower's        Level applies
                             senior            senior            senior            senior            senior
                             unsecured         unsecured         unsecured         unsecured         unsecured
                             long-term debt    long-term debt    long-term debt    long-term debt    long-term debt
                             is rated at       is rated at       is rated at       is rated at       is rated at
                             least A by S&P    least A- by S&P   least BBB+ by     least BBB by      least BBB-by
                             and A3 by         and Baa1 by       S&P and Baa2 by   S&P and Baa3 by   S&P and Ba1 by
                             Moody's or at     Moody's or at     Moody's or at     Moody's or at     Moody's or at
                             least A- by S&P   least BBB+ by     least BBB by      least BBB- by     least BB+ by
                             and A2 by         S&P and A3 by     S&P and Baa1 by   S&P and Baa2 by   S&P and Baa3 by
                             Moody's           Moody's and       Moody's and       Moody's and       Moody's and
                                               Level 1 does      Levels I and II   Levels I-III do   Levels I-IV do
                                               not apply         do not apply      not apply         not apply
                             ---------------   ---------------   ----------------  ---------------   ---------------   ------------
Facility Fee                      8.00              9.00              10.00             12.50             17.50           25.00

LIBOR Margin                      12.00             16.00             22.50             25.00             27.50           45.00

CD Margin                         24.50             28.50             35.00             37.50             40.00           57.50

Base Rate Margin                    0                 0                 0                 0                 0               0

"Used" (Facility Fee +          L + 20.00         L + 25.00         L + 32.50         L + 37.50         L + 45.00        L + 70.00
 LIBOR + Margin)
------------------------------------------------------------------------------------------------------------------------------------

  (1) If utilization under the facility exceeds 50%, a 5 basis point per annum utilization fee shall apply to the borrowing margins for Levels II, III, IV and V (i.e., if Level IV applies and utilization exceeds 50%, the "Used" cost is L+42.50).
  (2) At signing of the credit agreement, if the Borrower's senior unsecured long-term debt ratings are under review or on Credit Watch by S&P or Moody's,
                                                                    --
  Level IV shall apply until such ratings are affirmed/confirmed.
  (3) Under this grid, in the event of a two-notch split between S&P and Moody's, the intermediary level shall apply (i.e., if the Borrower is rated A-and Baa2, level III shall apply).